As filed with the Securities and Exchange Commission on March 29, 2000
                           Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              --------------------

                              ORPHAN MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

            Minnesota                                            41-1784594
(State or other jurisdiction of                               (I.R.S Employer
 incorporation or organization)                              Identification No.)

                        13911 Ridgedale Drive, Suite 250
                           Minnetonka, Minnesota 55305
                                 (612) 513-6900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       John Howell Bullion             Copy to:      John T. Kramer, Esq.
     Chief Executive Officer                         Dorsey & Whitney LLP
      Orphan Medical, Inc.                          220 South Sixth Street
13911 Ridgedale Drive, Suite 250               Minneapolis, Minnesota 55402-1498
   Minnetonka, Minnesota 55305                          (612) 340-8702
         (612) 513-6900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

         Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                 Proposed          Proposed
     Title of each                                maximum           maximum         Amount of
  class of securities          Amount to be   offering price       aggregate      registration
   to be registered            registered(1)    per share(2)   offering price(2)       fee
Common Stock, $.01 par value     1,365,000         $12.53         $17,103,450        $4,515

     (1) This amount represents shares to be offered by the selling security holder from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.

     (2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for purposes of computing the registration fee on the basis of the average of the high and low prices reported by Nasdaq National Market on March 24, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MARCH 29, 2000


                              Orphan Medical, Inc.
                        13911 Ridgedale Drive, Suite 250
                           Minnetonka, Minnesota 55305
                                 (612) 513-6900

                              --------------------

                              ORPHAN MEDICAL, INC.

                                1,365,000 Shares

                                  Common Stock

                              --------------------

This prospectus covers the sale of up to 1,365,000 shares of common stock of Orphan Medical, Inc. offered for the account of certain selling shareholders. We will not receive any part of the proceeds from the sale and will bear all expenses and fees of registration of the shares.

Our common stock is traded on the Nasdaq National Market under the symbol "ORPH." The closing sale price of the common stock reported by the Nasdaq National Market on March 27, 2000 was $12.625 per share.

                              --------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SEE THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                   The date of this prospectus is         2000

                              --------------------

                                TABLE OF CONTENTS

                                                                          Page

Risk Factors..........................................................      3
About Orphan Medical, Inc.............................................      16
Where You Can Find More Information...................................      16
Selling Shareholders..................................................      18
Plan of Distribution..................................................      19
Legal Matters.........................................................      20
Experts...............................................................      20

                              --------------------

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS, INCLUDING AMONG OTHERS, RISKS ASSOCIATED WITH COMPANIES THAT OPERATE IN THE PHARMACEUTICAL INDUSTRY. THESE RISKS ARE SUBSTANTIAL AND INHERENT IN OUR OPERATIONS AND INDUSTRY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE INFORMATION IN THE REST OF THIS PROSPECTUS, BEFORE BUYING SHARES OF COMMON STOCK.

WE HAVE A HISTORY OF LOSSES, WHICH WE EXPECT TO CONTINUE.

         We have been unprofitable since our inception in January 1993. We expect operating losses in 2000 because anticipated gross profits from product revenues will not offset our operating expenses and additional spending to continue drug development activities. The amount of these losses may vary significantly from year-to-year and quarter-to-quarter. Our actual losses will depend on, among other factors, the timing of product development, regulatory approval, and market demand for our Food and Drug Administration ("FDA") approved products. We cannot assure you that we will ever generate sufficient product revenues to achieve profitability.

LIMITATIONS TO SOURCES OF ADDITIONAL CAPITAL - RESTRICTIONS, COVENANTS AND RIGHTS RELATED TO SENIOR CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK.

         On July 23, 1998, we completed the private sale to UBS Capital of $7.5 million of Senior Convertible Preferred Stock. On August 2, 1999, we completed another private sale to UBS Capital of $2.95 million of Series B Convertible Preferred Stock. In conjunction with the issuance of the preferred shares, we agreed to several restrictions and covenants, and granted certain voting and other rights to the holders of the preferred shares. One of the most important of these restrictions is that we cannot incur additional indebtedness, except for indebtedness secured solely by our trade receivables, until we have profitable operations, subject to certain limitations. Another important restriction is that, without the approval of a majority of the preferred stockholders, we cannot issue additional equity securities unless the selling price per share exceeds the then conversion price of the outstanding convertible preferred stock or the sale of equity is accomplished in a public offering. The present conversion price is $8.14 per share for the Senior Convertible Preferred Stock and $6.50 for the Series B Convertible Preferred Stock. These restrictions could make it more difficult and more costly for us to obtain additional capital. We cannot assure you that additional sources of capital will be available to us or, if available, on terms acceptable to us.

POSSIBLE VOLATILITY OF STOCK PRICE.

         There is generally significant volatility in the market prices of securities of early stage companies, and particularly of early stage pharmaceutical companies. Contributing to this volatility are various factors and events that can affect our stock price in a positive or negative manner. These factors and events include, but are not limited to:

         * announcements by us or our competitors of new product developments or clinical testing results;
         * governmental approvals, refusals to approval, regulations or actions;
         * developments or disputes relating to patents or proprietary rights;

         *        public concern over the safety of therapies;
         *        financial performance;
         *        fluctuations in financial performance from period to period;
                  and
         * small float or number of shares of our stock available for sale and trade.

         These and other factors and events may have a significant impact on our business and on the market price of the common stock.

WE CANNOT BE SURE THAT FUTURE CAPITAL WILL BE AVAILABLE TO MEET OUR EXPECTED CAPITAL REQUIREMENTS.

         We expect spending for research and development, and sales and marketing to increase significantly in fiscal 2000. Although we believe that we have sufficient capital to meet out current business objectives, if we expand our business plans, we may need additional capital. Adequate funds for our operations, continued development, and expansion of our business plans, whether from financial markets or from other sources, may not be available when needed on acceptable terms, or at all. If we issue additional securities your holding may be diluted.

POSSIBLE VOLATILITY OF STOCK PRICE AND REDUCED LIQUIDITY OF THE MARKET FOR THE STOCK - POSSIBLE LOSS OF NASDAQ NATIONAL MARKET LISTING AND FAILURE TO QUALIFY FOR NASDAQ SMALL CAP MARKET LISTING.

         There is a risk that the market value and the liquidity of the public float for our common stock could be adversely affected in the event we no longer meet the Nasdaq's requirements for continued listing on the National Market. For continued listing on the Nasdaq National Market, a company must satisfy a number of requirements, which in our case includes either: (1) net tangible assets in excess of $4.0 million as reported on Form 10-Q or Form 10-K or (2) a market capitalization of at least $50.0 million. At December 31, 1999, our net tangible assets equaled $3.6 million and our market capitalization was approximately $34.3 million (based on the last sale price of $5.1875 and 6,606,207 shares outstanding as of December 31, 1999). Net tangible assets are defined as total assets less the sum of total liabilities and intangible assets. Market capitalization is defined as total outstanding shares multiplied by the last sales price quoted by Nasdaq.

         Since December 31, 1999, two events have occurred to improve this situation. In February, 2000, we completed the sale of an aggregate of 1,365,000 shares of newly issued common stock for net proceeds of $10.7 million. Because of this financing, we exceeded the Nasdaq net tangible asset requirement as of March 1, 2000 with performa net tangible assets of $14.3 million. Moreover, as of March 1, 2000 we had 8,192,249 shares of common stock outstanding and the last sale price of our stock on March 1, 2000 was $14.25 resulting in a market capitalization of $116.7 million. Therefore, we currently meet the Nasdaq National Market listing. However, we cannot assure you that this threshold will continue to be met or that we will continue to have adequate capital to meet the net tangible asset requirement.

THERE IS A LIMITED MARKET FOR OUR PRODUCTS.

         Most orphan drugs have a potential United States market of less than $25 million annually and many address annual markets of less than $1 million. We cannot assure you that sales of our products will be adequate to make us profitable even if the products are accepted by medical specialists and used by patients.

WE RELY ON THE LIMITED PROTECTION OF THE ORPHAN DRUG ACT.

     United States

         Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition." The Orphan Drug Act generally defines "rare disease or condition" as one that affects populations of fewer than 200,000 people in the United States. The Orphan Drug Act provides us with certain limited protections for our products.

         The first step in obtaining the limited protection under the Orphan Drug Act is acquiring the FDA's approval of "orphan drug designation," which must be requested before submitting a New Drug Application ("NDA"). After the FDA grants orphan drug designation, it publishes the generic identity of the therapeutic agent and the potential orphan use specified in the request. Orphan drug designation does not constitute FDA approval. In addition, orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory approval process.

         The second step in obtaining the limited protection under the Orphan Drug Act is acquiring the FDA's recognition of "orphan drug status." The Orphan Drug Act confers orphan drug status upon the first company to receive FDA approval to market a drug with "orphan drug designation" for a specific designated indication. Orphan drug status does not protect against another formulation or drug of materially different composition from being approved, with or without orphan drug status, for the same indication. FDA approval also results in United States marketing exclusivity for a period of seven years, subject to certain limitations. Although obtaining FDA approval to market a product with orphan drug status can be advantageous, we cannot assure you that the scope of protection or the level of marketing exclusivity will remain in effect in the future. In addition, United States orphan drug status does not provide any marketing exclusivity in foreign markets. Although certain foreign countries provide development and marketing benefits to orphan drugs, we cannot assure you that such benefits can be obtained or, if obtained, will be of material value to us. The FDA has granted us orphan drug status for Antizol, Elliotts B Solution, Cystadane, Sucraid, and Busulfex.

         We have obtained orphan drug designation for Xyrem and plan to submit an NDA for approval. Sodium oxybate is the generic identity of the therapeutic agent for Xyrem. Despite orphan drug designation for Xyrem, another pharmaceutical company could attempt to develop sodium oxybate for the same designated indication as Xyrem or may seek approval of an NDA for their drug prior to the approval of an NDA for Xyrem. If the FDA first approves another sponsor's NDA for sodium oxybate and for the same indication as Xyrem, that sponsor will be entitled to exclusive marketing rights. In that case, the FDA would not approve our application to market Xyrem for seven years, if at all. We are aware that the FDA has granted Teva (formerly Biocraft) orphan drug designation for the use of sodium oxybate to treat the symptoms of narcolepsy, however, we have obtained the exclusive right to use Teva's data for one controlled study in our NDA submission. We cannot assure you that the FDA will approve

Xyrem first for the designated indication. We also cannot assure you that the FDA will not grant orphan drug designation and marketing approval to other competing products prior to approving our NDA for Xyrem.

         Even if the FDA approves an NDA for a drug with an orphan drug designation, the FDA may still approve the same drug for a different indication, or a molecular variation of the same drug for the same indication. We are aware that the FDA granted to Sparta Pharmaceutical, which has been acquired by SuperGen Inc., orphan drug designation for an intravenous busulfan for a closely related indication. If the FDA approves an NDA for Sparta's drug, Sparta could seek orphan drug status. In addition, the FDA does not restrict doctors from prescribing an approved drug for uses not approved by the FDA for that drug. Thus, a doctor could prescribe another company's drug for indications for which our product has received FDA approval and orphan drug status. Significant "off label" use, that is, prescribing approved drugs for unapproved uses, could adversely affect the marketing potential of any of our products that have received orphan drug status and NDA approval.

         The possible amendment of the Orphan Drug Act by Congress has been the subject of congressional discussion from time to time over the last ten years. Although Congress has made no significant changes to the Orphan Drug Act for a number of years, members of Congress have from time to time proposed legislation that would limit the application of the Orphan Drug Act. We cannot assure you that the Orphan Drug Act will remain in effect or that it will remain in effect in its current form. The precise scope of protection that orphan drug designation and marketing approval may afford in the future is unknown. We cannot assure you that the current level of exclusivity will remain in effect.

     Europe

         An orphan drug act was recently passed in Europe that provides for up to ten years of market exclusivity for the first company to obtain regulatory approval for an orphan indication or a designated drug. This law, however, has yet to be put into effect. For a pharmaceutical product to qualify, the prevalence (or incidence), whichever is greater, must not exceed five patients per 10,000 population. We cannot provide assurance that this law will be enacted or that any of our pharmaceutical products will qualify for orphan drug protection in Europe or that another company will not obtain an approval which would block us from marketing our product in Europe.

THE FDA AND FOREIGN REGULATORY AUTHORITIES MUST APPROVE OUR PRODUCTS FOR SALE.

         Government regulation in the United States and abroad is a significant factor in the testing, production and marketing of our current and future products. Each product must undergo an extensive regulatory review process conducted by the United States Food and Drug Administration and by comparable agencies in other countries. We cannot market any medicine we may develop or license as a prescription product in any jurisdiction, including foreign countries, in which the product does not receive regulatory approval. The approval process can take many years and requires the expenditure of substantial resources.

         We depend on external laboratories and medical institutions to conduct our pre-clinical and clinical analytical testing in compliance with clinical and laboratory practices established by the FDA. The data obtained from pre-clinical and clinical testing is subject to varying interpretations that could delay, limit or prevent regulatory approval. In addition, changes in FDA policy for drug approval during the period of development and in the requirements for regulatory review of each submitted NDA could result in additional delays or outright rejection.

         We cannot assure you that the FDA or any foreign regulatory authority will approve in a timely manner, if at all, any product we develop. Generally, the FDA and foreign regulatory authorities approve only a very small percentage of newly discovered pharmaceutical compounds that enter pre-clinical development. Moreover, even if the FDA approves a product, it may place commercially unacceptable limitations on the uses, or "indications," for which a product may be marketed. This would result in additional cost and delay for further studies to provide additional data on safety or effectiveness.

FDA APPROVAL DOES NOT GUARANTEE FINANCIAL SUCCESS.

         Six of our products have been approved for marketing by regulatory authorities in the United States or elsewhere. Even if we obtain FDA approval to market Xyrem, we cannot assure you that Xyrem or our other products will be commercially successful or achieve the expected financial results. We may encounter unanticipated problems relating to the development, manufacturing, distribution and marketing of our products. Some of these problems may be beyond our financial and technical capacity to solve. The failure to adequately address any such problems could have a material adverse effect on our business and our prospects. In addition, the efforts of government entities and third party payors to contain or reduce the costs of health care may adversely affect our sales and limit the commercial success of our products.

         We cannot completely insulate our drug development portfolio from the possibility of clinical or commercial failures. Some products that we have selected for development may not produce the results expected during clinical trials or receive FDA approval. Drugs approved by the FDA may not generate product sales of an acceptable level. We have discontinued the development of eleven products from our portfolio since inception: L-Cycloserine in 1994; Glucaric Acid in 1996; and nine other products in 1997. We discontinued the nine products in 1997 in order to focus our development efforts and resources on those products that fit within three selected strategic therapeutic market segments: Antidote; Oncology Support; and Sleep Disorders. In December 1998, we sold our rights to colloidal bismuth subcitrate for $750,000. We are evaluating the potential value of our rights in other discontinued products. We cannot assure you that any of these discontinued products have any value. Depending on available financing, we may continue to develop one or more of the discontinued products. We cannot assure you that we will continue development on all other proposed products or that we will continue marketing all FDA approved products.

SIGNIFICANT GOVERNMENT REGULATION CONTINUES ONCE A PRODUCT IS APPROVED FOR SALE.

         After a drug is approved by a "reviewing division of the FDA," the FDA's Division of Drug Marketing, Advertising and Communication, must approve such drug's marketing claims, which are the basis for the drug's labeling, advertising and promotion. We cannot be sure that the Division of Drug Marketing, Advertising and Communication will approve our proposed marketing claims. The failure of the Division of Drug Marketing, Advertising and Communication to approve our proposed marketing claims could have a material adverse effect on our business and prospects.

         The FDA requires that a company conduct "post-marketing adverse event surveillance programs" to monitor any side effects that occur after the company's drug is approved for marketing. If the surveillance program indicates unsafe side effects, the FDA may recall the product, and suspend or terminate a company's authorization to market the product. The FDA also regulates the manufacturing process for an approved drug. The FDA may impose restrictions or sanctions upon the subsequent discovery of previously unknown problems with a product or manufacturer. One possible sanction is requiring the withdrawal of such product from the market. The FDA must approve any change in manufacturer as well as most changes in the manufacturing process prior to implementation. Obtaining the FDA's approval for a change in manufacturing procedures or change in manufacturers is a lengthy process and could cause production delays and loss of sales, which would have a material adverse effect on our business and our prospects.

         Certain foreign countries regulate the sales price of a product after marketing approval is granted. We cannot be sure that we can sell our products at satisfactory prices in foreign markets even if foreign regulatory authorities grant marketing approval.

WE RELY ON OTHERS FOR PRODUCT DEVELOPMENT OPPORTUNITIES.

         We engage only in limited research to identify new pharmaceutical compounds. To build our product portfolio, we have adopted a license and acquisition strategy. This strategy for growth requires us to identify and acquire pharmaceutical products targeted at niche markets within selected strategic therapeutic market segments. These products usually require further development and approval by regulatory bodies before they can be marketed. We cannot assure you that any such products can be successfully developed, approved or marketed. We must rely upon the willingness of others to sell or license pharmaceutical product opportunities to us. Other companies, including those with substantially greater resources, compete with us to acquire such products. We cannot assure you that we will be able to acquire rights to additional products on acceptable terms, if at all. Our failure to acquire or license any new pharmaceutical products or products that fit within one of our strategic therapeutic market segment, or our failure to promote and market any products successfully or products within an existing strategic therapeutic market segment, could have a material adverse effect on our business and our prospects.

         We have contractual development rights to certain compounds through various license agreements. Generally, the licensor can unilaterally terminate these agreements for several reasons, including, but not limited to the following reasons:

         *        for cause if we breach the contract;
         *        if we become insolvent or bankrupt;
         * if we do not apply specified minimum resources and efforts to develop the compound under license; or
         * if we do not achieve certain minimum royalty payments, or in some cases, minimum sales levels.

We cannot assure you that we can meet all specified requirements and avoid termination of any license agreements. We cannot assure you that if any agreement is terminated, we will be able to enter into similar agreements on terms as favorable as those contained in our existing license agreements.

WE DEPEND ON OTHERS TO MANUFACTURE AND SUPPLY THE PRODUCTS WE MARKET.

         We do not have and do not intend to establish any internal product testing, synthesis of bulk drug substance, or manufacturing capability for drug product. Accordingly, we depend on others to supply and manufacture the components incorporated into all of our finished drug products. The inability to contract for these purposes on acceptable terms could adversely affect our ability to develop and market our products. Failure by parties with whom we contract to adequately perform their responsibilities may delay the submission of products for regulatory approval, impair our ability to deliver our products on a timely basis or otherwise adversely affect our business and our prospects. The loss of a supply or manufacturing contractor could materially adversely affect our business and our prospects.

         The loss of either a bulk drug supplier or drug product manufacturer would require us to obtain regulatory clearance in the form of a "pre-approval submission" and incur validation and other costs associated with the transfer of the bulk drug or drug product manufacturing process. We believe that it could take as long as one year for the FDA to approve such a submission. Because our products are targeted to relatively small markets and our manufacturing production runs are small by industry standards, we have not incurred the added costs to certify and maintain secondary sources of supply for bulk drug substance or backup drug product manufacturers for some products. Should we lose either a bulk drug supplier or a drug product manufacturer, we could run out of salable product to meet market demands or investigational product for use in clinical trials, while we wait for the FDA approval of a new bulk drug supplier or drug product manufacturer. We cannot assure you that the change of a bulk drug supplier or drug product manufacturer and the transfer of the processes to another third party will be approved by the FDA, and if approved, in a timely manner. The loss of or the change of a bulk drug supplier or a drug product manufacturer could have a material adverse effect on our business and prospects.

BULK DRUG SUPPLY

         Bulk drug substance is the active chemical compound used in the manufacture of our drug products. We depend substantially on Ash Stevens, Inc. for the supply of bulk drug substance used in Busulfex, Antizol, and Antizol-Vet. If we were to lose Ash Stevens as a supplier, we would be required to identify a new supplier for the bulk drug substance used in products that provided approximately 90% of 1999 and all of 1998 revenues and are expected to generate over 90% of 2000 total revenues. We depend substantially on Lonza, Inc. for the supply of bulk drug substance used in Xyrem. If we were to lose Lonza as a supplier, we would be required to identify a new supplier before an NDA is submitted for Xyrem. We also cannot assure you that our bulk drug supply arrangements with Ash Stevens and Lonza, or any other future such supplier, might not change in the future. We cannot assure you that any change would not adversely affect production of Busulfex, Antizol, Antizol-Vet, Xyrem, or any other drug the Company might attempt to develop or market.

DRUG PRODUCT MANUFACTURE

         From bulk drug substance, drug product manufacturers formulate a finished drug product and package the product for sale or for use in clinical trials. We depend substantially on an affiliate of Boehringer Ingelheim for drug product manufacturing of Busulfex, Antizol, and Antizol-Vet. If we were to lose Boehringer as a manufacturer, we would be required to identify a new manufacturer for drug products that provided approximately 90% of 1999 and all of 1998 revenues and are expected to generate over 90% of 2000 total revenues. We have identified Catalytica Pharmaceuticals, Inc. and Global Pharm, Inc. as drug product manufacturers for Xyrem and expect to contract with either or both of these companies for its manufacture. Currently, however, we do not have a contract with either firm. If we do not contract with either of these firms, we would be required to identify a new drug product manufacturer before an NDA is submitted for Xyrem. We cannot assure you that our drug product manufacturing arrangements with Boehringer and Global Pharm might not change in the future. We are currently negotiating with an additional manufacturer for additional production of Xyrem. We do not have a contract in place with this supplier at this time and cannot assure you that contract negotiations will be completed and a contract executed. We cannot assure you that any change would not adversely affect production of Busulfex, Antizol, Antizol-Vet, or Xyrem, or any other drug that we might attempt to develop or market.

WE CANNOT CONTROL OUR CONTRACTORS' COMPLIANCE WITH APPLICABLE REGULATIONS.

         The FDA defines and regulates good manufacturing practices to which bulk drug suppliers and drug product manufacturers are subject. The Drug Enforcement Agency (DEA) defines and regulates the handling and reporting requirements for certain drugs which have abuse potential, known as "scheduled drugs". Foreign regulatory authorities prescribe similar rules and regulations. Our supply and manufacturing contractors must comply with these regulatory prescriptions. Failure by our contractors to comply with FDA or DEA requirements or applicable foreign requirements could result in significant time delays in our inability to commercialize or continue to market a product. Either result could have a material adverse effect on our business and prospects. Failure to comply with good marketing practices or other applicable legal requirements can lead to federal seizure of violative products, injunctive actions brought by the federal government, or potential criminal and civil liability for Orphan, our officers, or our employees. We cannot assure you that we will be able to maintain relationships either domestically or abroad with contractors whose facilities and procedures comply or will continue to comply with FDA or DEA requirements or applicable foreign requirements.

WE DEPEND UPON OTHERS FOR DISTRIBUTION.

         We have an exclusive agreement with Cardinal Health, Inc. to provide a variety of services to support the effective distribution of our products. Cardinal will provide integrated distribution and operations services to process and support transactions between us and our wholesalers, specialty distributors, and direct customers. Cardinal also will provide reimbursement management, patient assistance and information hotline services, and specialty distribution and marketing services to physician practices. Cardinal currently distributes Busulfex, Cystadane, Elliotts B Solution, Antizol, Antizol-Vet, and Sucraid. Cardinal also will distribute our proposed products should those products receive marketing clearance from the FDA. We will substantially depend upon Cardinal's ability to successfully distribute Busulfex, Elliotts B Solution, Antizol, Antizol-Vet, and Sucraid and potentially any other of our products that may receive marketing clearance from the FDA in the future.

         Chronimed Inc. is the principal distributor, on a non-exclusive basis, in the United States for Cystadane. Chronimed distributes this product directly to patients through its mail order pharmacy. We substantially depend upon Chronimed's ability to successfully distribute Cystadane directly to patients in the United States.

         We cannot assure you that other distribution companies would be available or continue to be available on commercially acceptable terms. The loss of a distributor or failure to renew agreements with an existing distributor would have a material adverse effect on our business and prospects.

WE RELY ON FOREIGN MARKETING ALLIANCES AND HAVE NO ASSURANCE OF FOREIGN
LICENSEES.

         Our strategy to address foreign markets is to license foreign marketing and distribution rights after a new drug application (referred to in the industry as an "NDA") is submitted or approved in the United States. We consider Europe, Japan, and Canada our most attractive foreign markets. Our current foreign developments are:

         * EUROPE. We have licensed the marketing and distribution rights for Busulfex, Antizol, Cystadane and Sucraid in Europe. If our licensees are unsuccessful in their distribution efforts, we may find it difficult to contract with other distributors for these products within Europe. Distribution of Busulfex is limited to "named patient" or "emergency use" basis until full regulatory approval is obtained. This "emergency use" distribution of Busulfex is not expected to result in much, if any, contribution to the Company's revenues.

         * AUSTRALIA AND NEW ZEALAND. We have licensed marketing and distribution rights for Cystadane and Sucraid in Australia and New Zealand, but sales of these products have not been material. We do not expect sales to increase in the near future to the point that they become material.

         * ISRAEL. We have licensed marketing and distribution rights for Busulfex, Cystadane, Elliotts B Solution and Sucraid in Israel. Full regulatory approval was obtained in Israel in February 2000. We do not expect such distribution to result in material revenues.

         * CANADA. We have licensed marketing and distribution rights for Antizol and Cystadane in Canada. We do not expect such distribution to result in material revenues.

         * CENTRAL AMERICA. We have licensed marketing and distribution rights for Elliotts B Solution in Central America, but sales have not been material. We do not expect domestic or foreign sales of Elliotts B Solution to become material.

We depend on our foreign licensees for the regulatory registration of our products in foreign countries. We cannot be sure that our licensees can obtain such registration. In addition, we cannot be sure that we will be able to negotiate commercially acceptable license agreements for our other products or in additional foreign countries. Furthermore, we cannot assure you that these companies will be successful in marketing and selling our products in their respective territories.

OUR PRODUCTS MIGHT BE RECALLED.

         A product can be recalled at our discretion or at the discretion of the FDA, the U.S. Federal Trade Commission, or other government agencies having regulatory authority for marketed products. A recall may occur due to disputed labeling claims, manufacturing issues, quality defects, or other reasons. We cannot assure you that a product recall will not occur. We do not carry any insurance to cover the risk of a potential product recall. Any product recall could have a material adverse effect on our business and prospects. To date, no recall of products marketed by the Company has occurred.

WE FACE LIMITS ON PRICE FLEXIBILITY AND THIRD-PARTY REIMBURSEMENT.

         The flexibility of prices that we can charge for our products depends on government regulation, both in the United States and abroad, and on other third parties. One important factor is the extent to which reimbursement for our products will be available to patients from government health administration authorities, private health insurers and other third-party payors. Government officials and private health insurers are increasingly challenging the price of medical products and services. We are uncertain as to the pricing flexibility we will have with respect to, and if we will be reimbursed for, newly approved health care products.

         In the United States, we expect continuing federal and state proposals to implement government control of the pricing and profitability of prescription pharmaceuticals. Cost controls, if mandated by a government agency, could decrease, or limit, the price we receive for our products or products we may develop in the future. We may not be able to recover our development costs, which could be substantial. We may not be able to realize an appropriate profit margin. This could have a material adverse effect on our business. Furthermore, federal and state regulations govern or influence reimbursement of health care providers for medical treatment of certain patients. We cannot assure you that actions taken by federal and/or state governments, if any, with regard to health care reform will not have a material adverse effect on our business and prospects.

         Certain private health insurers and third-party payors may attempt to control costs further by selecting exclusive providers of pharmaceuticals. If such arrangements are made with our competitors, these insurers and third-party payors would not reimburse patients who purchase our competing products. This would diminish the market for our products and could have a material adverse effect on our business and prospects.

PATENTS AND OTHER PROPRIETARY RIGHTS ARE SIGNIFICANT FACTORS IN THE PHARMACEUTICAL INDUSTRY.

         The pharmaceutical industry and the investment community places considerable importance and value on obtaining patent and trade secret protection for new technologies, products and processes. The patent position of pharmaceutical firms is often highly uncertain and generally involves complex legal, technical and factual questions. Our success depends on several issues, including, but not limited to our ability:

         * to obtain, and enforce proprietary protection for our products under United States and foreign patent laws and other intellectual property laws;

         *        to preserve the confidentiality of our trade secrets; and

         * to operate without infringing the proprietary rights of third parties.

         We evaluate the desirability of seeking patent or other forms of protection for our products in foreign markets based on the expected costs and relative benefits of attaining such protection. We cannot assure you that any patents will be issued from any applications or that any issued patents will afford us adequate protection or competitive advantage. Also, we cannot assure you that any issued patents will not be challenged, invalidated, infringed or circumvented. Parties not affiliated with us have obtained or may obtain United States or foreign patents or possess or may possess proprietary rights relating to our products. We cannot assure you that patents now in existence or later issued to others will not adversely affect the development or commercialization of our products.

         We believe that the active ingredients or compounds in our FDA approved and proposed products, Cystadane, Elliotts B Solution, Antizol, Antizol-Vet, Xyrem and Sucraid, are in the public domain and presently are not subject to patent protection in the United States. However, we have filed a patent application with respect to our formulation of Xyrem oral solution. United States patents issued to the licensor covers our formulation and use of Busulfex. We could, however, incur substantial costs asserting any infringement claims that we may have against others.

         We seek to protect our proprietary information and technology, in part, through confidentiality agreements and inventors' rights agreements with our employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise be disclosed to or discovered by our competitors. We also cannot assure you that our planned activities will not infringe patents owned by others. We could incur substantial costs in defending infringement suits brought against us. We also could incur substantial costs in connection with any suits relating to matters for which we have agreed to indemnify our licensors or distributors. An adverse outcome in any such litigation could have a material adverse effect on our business and prospects. In addition, we often must obtain licenses under patents or other proprietary rights of third parties. We cannot assure you that we can obtain any such licenses on acceptable terms, if at all. If we cannot obtain required licenses on acceptable terms, we could encounter substantial difficulties in developing, manufacturing or marketing one or more of our products.

WE FACE INTENSE COMPETITION IN OUR INDUSTRY.

         Competition in the pharmaceutical industry is intense. Potential competitors in the United States are numerous and include pharmaceutical, chemical and biotechnology companies. Many of these companies have substantially greater capital resources, marketing experience, research and development staffs and facilities than we do. We seek to limit potential sources of competition by developing products that are eligible for orphan drug designation and NDA approval or other forms of protection. We cannot assure you, however, that our competitors will not succeed in developing similar technologies and products more rapidly than we can. Similarly, we cannot assure you that these competing technologies and products will not be more effective than any of those that we have developed or are currently developing.

WE EXPECT RAPID TECHNOLOGICAL AND OTHER CHANGE TO BE CONSTANT IN OUR INDUSTRY.

         The pharmaceutical industry has experienced rapid and significant technological change as well as structural changes, such as those brought about by changes in heath care delivery or in product distribution. We expect that pharmaceutical technology will continue to develop and change rapidly, and our future success will depend, in large part, on our ability to develop and maintain a competitive position. Technological development by others may result in our products becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to such products. In addition, alternative therapies, new medical treatments, or changes in the manner in which health care is delivered or products provided could alter existing treatment regimes or health care practices, and thereby reduce the need for one or more of our products, which would adversely affect our business and our prospects.

WE FACE SUBSTANTIAL PRODUCT LIABILITY AND INSURANCE RISKS.

         Testing and selling health care products entails the inherent risk of product liability claims. The cost of product liability insurance coverage has increased and is likely to continue to increase in the future. Substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. We currently carry product liability coverage in the aggregate amount of $10 million for all claims made in any policy year. Although to date we have not been the subject of any product liability or other claims, we cannot assure you that we will be able to maintain product liability insurance on acceptable terms or that our insurance will provide adequate coverage against potential claims. A successful uninsured product liability or other claim against us could have a material adverse effect on our business and prospects.

IMPACT OF YEAR 2000 READINESS ISSUE.

         We have assessed and continue to assess the impact of the so-called "Year 2000 Readiness Issue" on our reporting systems and operations. The Year 2000 Readiness Issue relates to the ability of computer hardware, software, and firmware products to accurately process date/time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations. The Year 2000 Readiness Issue also relates to the ability to properly exchange time/date data between such products. Systems that are not year 2000 compliant might recognize the year 2000 as the year 1900, or not recognize a year at all. This inability to recognize or properly treat the year 2000 may cause our systems, or the systems used by our suppliers, distributors, customers or regulatory agencies such as the FDA, to process critical financial and operational information incorrectly, or not at all.

         Our information technology systems consist of computer hardware systems and software applications supplied by third parties. Our strategy has been to replace our information technology systems with current technology, which is both "year 2000 compliant" and more efficient. We have also purchased and implemented financial and operational software upgrades that are year 2000 compliant. For the twelve months ended December 31, 1999, our information technology system purchases have not been material. Our information technology systems are year 2000 compliant.

         Our assessment of internal systems includes a review of non-information technology systems. This assessment includes a review of our internal equipment and facilities. Based upon this review, we believe that our processes and equipment are year 2000 compliant.

         We have identified third parties, with which we have material relationships, including suppliers, distributors and other key vendors of materials and services. These parties or organizations have confirmed that they have implemented Year 2000 Readiness Programs. We have not developed a contingency plan to provide for continuity of business operations in the event material third parties experience a disruption of service due to the Year 2000 Readiness Issue. Potential problems include, but are not limited to, loss of electricity, loss of communications (data and voice), and loss of transportation services. However, even if all material third parties confirm that they are or expect to be year 2000 compliant, we cannot state with certainty that such parties will be compliant or that their systems will not fail in the future. Failure of third party systems on which we rely could significantly disrupt our ability to transact business with our customers and suppliers. It is impossible to assess fully the potential consequences in the event service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

         As of March 1, 2000, the Company is not aware of a failure of its or any of its vendor's technology systems related to the year 2000 issue. The Company will continue to monitor the year 2000 issue.


                               -------------------

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT OUR BUSINESS AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENT MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, AS MORE FULLY DESCRIBED ABOVE AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

                           ABOUT ORPHAN MEDICAL, INC.

         Orphan Medical, Inc. was incorporated on June 17, 1994 in order to carry on the business previously conducted by the Orphan Medical Division of Chronimed, Inc. We acquire, develop, and market products of high medical value intended to address inadequately treated or uncommon diseases within selected strategic therapeutic market segments. A drug has high medical value if it offers a major improvement in the safety or efficacy of patient treatment and has no substantial equivalent substitute. Our activities have consisted primarily of obtaining the rights for pharmaceutical products, hiring the personnel required to implement our business plan, managing the development of these products, preparing for the commercial introduction of six products and fund raising. At December 31, 1999, six of our products, Busulfex, Elliotts B Solution, Cystadane, Antizol-Vet, Antizol and Sucraid have been approved by the FDA for marketing and are commercially available. One product, Xyrem, was, and continues to be, in active development. We expect to seek additional products for development. We have not generated sufficient levels of revenue from our approved products to date to fund our operating activities and have sustained significant operating losses each year since inception. In addition, we expect operating losses to continue through at least 2000. In the first quarter of 1999, we no longer considered our company to be in the development stage.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all the shares:

         *        Annual Report on Form 10-K for the year ended December 31,
                  1998; and
         * Quarterly Reports on Form 10-Q for the quarters ended December 31, September 30 and June 30, 1999;
         * Current Reports on Form 8-K filed on March 10, 2000 and August 10, 1999; and
         * the description of the common stock contained in our Registration Statement on Form S-1, dated March 11, 1996 (File No. 333-2200), and any amendment or report filed to update such description filed subsequent to the date of this prospectus and prior to the termination of the offering of the shares.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Orphan Medical, Inc.
                        13911 Ridgedale Drive, Suite 250
                           Minnetonka, Minnesota 55305
                                Attn: Tim McGrath
                                 (612) 513-6900

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                              SELLING SHAREHOLDERS

         We have agreed to register 1,365,000 shares for resale by the selling shareholders. This number does not include an indeterminate number of shares that may be registered and issued in accordance with Rule 416 under the Securities Act of 1933, as amended, to prevent dilution of the common stock resulting from stock splits, stock dividends or other events, or changes in the exercise price of warrants.

The following table lists the selling shareholders and the number of shares they beneficially own as of March 17, 2000 and the number of shares that they may sell upon registration. Beneficial ownership is determined in accordance with the rules of the Security and Exchange Commission

Name                                  Number of Shares of                                Number of Shares of
                                      Common Stock            Maximum Number of Shares   Common Stock
                                      Beneficially Owned      to be Issued Pursuant to   Beneficially Owned
                                      Prior to the Offering   this Prospectus            After the Offering(1)
DG LUX LACUNA APO BIOTECH FUND        315,595                 100,000                    215,595

Caduceus Capital Trust                400,000                 400,000                    0

Caduceux Capital II L.P.              180,000                 180,000                    0

Paine Webber Eucalyptus Fund LLC      650,000                 650,000                    0

Paine Webber Eucalyptus Fund Ltd.     35,000                  35,000                     0

Total                                 1,580,595               1,365,000                  215,595

(1) Assumes the sale of all shares offered by this prospectus.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders. As used in this prospectus, the term "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. The selling shareholders shall bear any fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration.

         The selling shareholders may offer and sell the shares from time to time in one or more types of the following transactions at prevailing market prices or at negotiated prices:

         *        block transactions
         *        on the Nasdaq National Market
         * directly with market makers or in privately negotiated transactions
         *        through put or call option transactions
         *        through short sales, or
         *        a combination of these methods of sale.

Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares. In addition, we are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule. We cannot assure you that the selling shareholders will sell any or all of the shares that they offer.

         The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Exchange Act.

         Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         (i) the name of each such selling shareholder and of the participating brokers or dealers,
         (ii)     the number of shares involved,
         (iii)    the price at which such shares were sold,
         (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable,
         (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
         (vi)     other facts material to the transaction.

In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

                                  LEGAL MATTERS

         The validity of the shares offered in this prospectus has been passed upon by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                     EXPERTS

         Ernst and Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance upon Ernst and Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee .......................  $  4,515.00
         Accounting Fees and Expenses ...............     2,000.00
         Legal Fees and Expenses ....................     5,000.00
         Miscellaneous ..............................       642.00
                                                       -----------
         Total ......................................  $ 12,157.00

All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by us.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The following description of indemnification allowed under Minnesota statutory law is a summary rather than a complete description. Reference is made to
Section 302A.521 of the Minnesota Statutes, which is incorporated herein by reference. The following summary is qualified in our entirety by that reference.

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

Our bylaws provide that we shall indemnify officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

ITEM 16. LIST OF EXHIBITS

         3.1 Articles of Incorporation of Orphan Medical, Inc. (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 000-24760).

         3.2 Bylaws of Orphan Medical, Inc. (incorporated by reference from our Registration Statement on Form S-1, dated March 11, 1996, Commission File No. 333-2000).

         4.1 Specimen Stock Certificate of Orphan Medical, Inc. common stock (incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-3, dated April 4, 1998, Commission File No. 333-51287).

         5.1      Opinion of Dorsey & Whitney LLP regarding legality.

         23.1     Consent of Independent Auditors.

         23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

         24.1     Power of Attorney.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 13, 2000.

                                        ORPHAN MEDICAL, INC.


                                        By /s/ John Howell Bullion
                                           -----------------------
                                           John Howell Bullion
                                           Chief Executive Officer

                                        By /s/Timothy McGrath
                                           ------------------
                                           Timothy McGrath
                                           Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  Name                                       Title                  Date
                  ----                                       -----                  ----
/s/ John Howell Bullion                          Chief Executive Officer,           March 13, 2000
------------------------------------------       Secretary (principal executive
John Howell Bullion                              officer) and Director

                    *                            Director
------------------------------------------
Lawrence C. Weaver, Ph.D., D.Sc. (Hon.)

                    *                            Director
------------------------------------------
W. Leigh Thompson, Ph.D.  M.D.

                    *                            Director
------------------------------------------
William M. Wardell, Ph.D., M.D.

                    *                            Director
------------------------------------------
Michael Greene

                    *                            Director
------------------------------------------
Julius Vida, Ph.D., M.B.A.


*By:/s/ John Howell Bullion                                                         March 13, 2000
    --------------------------------------
    John Howell Bullion
    Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
   NO.           DESCRIPTION
-------          -----------

  3.1 Articles of Incorporation of Orphan Medical, Inc. (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1997, Commission File No. 000-24760).

  3.2 Bylaws of Orphan Medical, Inc. (incorporated by reference from our Registration Statement on Form S-1, dated March 11, 1996, Commission File No. 333-2000).

  4.1 Specimen Stock Certificate of Orphan Medical, Inc. common stock (incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-3, dated April 4, 1998, Commission File No. 333-51287).

  5.1            Opinion of Dorsey & Whitney LLP regarding legality.

  23.1           Consent of Independent Auditors.

  23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

  24.1           Power of Attorney.